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                                  EXHIBIT 4.7

                      Second Amendment to Rights Agreement
                               dated July 2, 1999



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                      SECOND AMENDMENT TO RIGHTS AGREEMENT


        This Second Amendment to Rights Agreement is made and entered into as of the 2nd day of July, 1999, and amends that certain agreement entered into by and between The Sports Club Company, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Company, a New York corporation (the "Rights Agent"), dated as of October 6, 1998, as amended by the First Amendment to Rights Agreement dated as of February 18, 1999 (the "Rights Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.


                                 R E C I T A L S


        WHEREAS, the Board of Directors of the Company (the "Board") on September 29, 1998 authorized and declared a dividend of one preferred share purchase right for each Common Share of the Company outstanding on October 6, 1998, each Right representing the right to purchase one five-hundredth of a Preferred Share upon the terms and subject to the conditions set forth in the Rights Agreement, and further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date or the Expiration Date;

        WHEREAS, the Company and the Rights Agent entered into the Rights Agreement as of October 6, 1998;

        WHEREAS, the Rights Agreement was amended by the First Amendment to Rights Agreement as of February 18, 1999;

        WHEREAS, it has been proposed that the Company amend the Rights Agreement as set forth herein;

        WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein;


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                                A G R E E M E N T


        NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto hereby agree as follows:

        1. The definition of "Excluded Shares" set forth in Section 1 of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

                "Excluded Shares" shall mean the following Voting Shares: (a) with respect to all Stockholders, Common Shares acquired: (i) by a bona fide gift; (ii) as the result of the death of a Person, pursuant to a will or the laws of descent; or (iii) upon the exercise of any stock option granted by the Company to an employee, officer or director of the Company, and (b) with respect to Millennium, all Common Shares subject to the Pledge Agreement to the extent transferred and assigned to Millennium in accordance with the terms of the Pledge Agreement or by exercise of statutory rights, as well as all rights of Millennium under the Pledge Agreements.

        2. The definition of "15% Ownership Date" set forth in Section 1 of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

                "28% Ownership Date" shall mean the first date of public announcement (which, for the purpose of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or a 28% Stockholder after the Declaration Date disclosing the facts by virtue of which a Person has become a 28% Stockholder.

        3. The definition of "15% Stockholder" set forth in Section 1 of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

                "28% Stockholder" shall mean any Person that Beneficially Owns 28% or more of the Voting Shares then outstanding; provided, however, that the term "28% Stockholder" shall not include:

                (i)     an Exempt Person;

                (ii) any Person that would not otherwise Beneficially Own 28% or more of the Voting Shares then outstanding but for a reduction in the number of outstanding Voting Shares resulting from an acquisition, split or retirement of Voting Shares by the Company commenced after July 2, 1999; provided, however, that the term "28% Stockholder" shall include such Person from and after the first date upon which (A) such Person, since the date of the acquisition, split or retirement of Voting Shares which results in such Person Beneficially Owning 28% or more of the outstanding Voting Shares then outstanding, shall have acquired Beneficial Ownership of one or more additional Voting Shares, other than the Excluded Shares, and (B) such Person, together with all Affiliates and Associates of such Person, shall Beneficially Own 28% or more of the Voting Shares of the Company then outstanding;

                (iii) any Person that would not otherwise be a 28% Stockholder but for its ownership of Rights; or

                (iv) as determined in good faith by the Board of Directors of the Company, any Person that became the Beneficial Owner of a number of Voting Shares such that the Person would otherwise qualify as a 28% Stockholder inadvertently (including, without limitation, because (A) such Person was unaware that it Beneficially Owned a percentage of Voting Shares that would otherwise cause such Person to be a 28% Stockholder or (B) such Person was aware of the extent of its Beneficial Ownership of Voting Shares but had no actual


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                        knowledge of the consequences of such Beneficial
                        Ownership under the Agreement) and such Person had no intention of changing or influencing control of the Company, unless and until such Person shall have failed to divest itself, within twenty (20) Business Days after notice from the Board of Directors of the Company, of Beneficial Ownership of a sufficient number of Voting Shares so that such Person would no longer otherwise qualify as a 28% Stockholder.

                In calculating the percentage of the outstanding Voting Shares that are Beneficially Owned by a Person for purposes of this definition, Voting Shares that are Beneficially Owned by such Person shall be deemed outstanding, and Voting Shares that are not Beneficially Owned by such Person and that are subject to issuance upon the exercise or conversion of outstanding conversion rights, exchange rights, rights, warrants or options shall not be deemed outstanding. Any determination made by the Board of Directors of the Company as to whether any Person is or is not a 28% Stockholder shall be conclusive and binding upon all holders of Rights.

        4. The definition of "Millennium" set forth in Section 1 of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

                "Millennium" shall mean Millennium Partners LLC, Millennium Entertainment Partners LP, Millennium Development Partners LP, MDP Ventures I, LLC and MDP Ventures II, LLC and their respective Affiliates and Associates, and Brian J. Collins and his Affiliates and Associates.

        5. The definition of "Pledge Agreements" set forth in Section 1 of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

                "Pledge Agreement" shall mean the Amended and Restated Loan and Stock Pledge Agreement, dated as of December 30, 1997, by and between Talla and MDP Ventures II, LLC, as such agreement may be amended or modified from time to time; provided that the number of Common Shares pledged thereunder shall not exceed two million shares (excluding any Common Shares issued in respect of such Common Shares as a result of a stock split, stock dividend, recapitalization or other reorganization affecting the Common Shares).

        6. There is hereby added to the definition of "Beneficial Owner" set forth in Section 1 of the Rights Agreement the following:

        Notwithstanding anything to the contrary in this Section 1, a Person shall not be deemed to be the Beneficial Owner of, or to Beneficially Own, any securities solely as a result of being a party to the agreement dated March 31, 1997, by and among the Company, Millennium, Rex A. Licklider and Talla, which provides that Messrs. Licklider and Talla shall vote their Voting Shares to elect a nominee of Millennium to the Board of Directors of the Company.

        7. All references to "15% Stockholder" and "15% Ownership Date" in the Rights Agreement are hereby amended to read "28% Stockholder" and "28% Ownership Date", respectively.

        8. Except as amended hereby, the Rights Agreement remains in full force and effect.


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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                            THE SPORTS CLUB COMPANY, INC.


Attest:
By /s/ Lois Barberio                        By /s/ John M. Gibbons
   --------------------------------           -------------------------------
   Name:  Lois Barberio                        Name:  John M. Gibbons
   Title: Secretary                            Title: Chief Executive Officer
                                                      And President
Attest:

                                            AMERICAN STOCK TRANSFER & TRUST
                                            COMPANY

By /s/ ISACC J. KAGAN                       By /s/ Herbert J. Lemmer
   --------------------------------           -------------------------------
   Name:  ISAAC J. KAGAN                       Name:  Herbert J. Lemmer
   Title: VICE PRESIDENT                       Title: Vice President